Exhibit (a)(5)(D)

FNFV Announces Preliminary Results of Modified Dutch Auction Tender Offer

Jacksonville, Fla. — (March 23, 2015) – Fidelity National Financial Ventures (NYSE:FNFV), a tracking stock established to highlight the inherent value of the portfolio companies of Fidelity National Financial, Inc. (“FNF”), today announced the preliminary results of its modified Dutch auction tender for the purchase of up to $185 million of FNFV common stock, which expired at the end of the day, 12:00 a.m., midnight, New York City time on March 20, 2015.

Based on the preliminary count by Continental Stock Transfer & Trust Company, the depositary for the tender offer, a total of 15,296,306 shares of FNFV common stock were properly tendered and not properly withdrawn at or below $15.00 per common share, including 2,702,613 shares that were tendered through a notice of guaranteed delivery. Due to the tender offer being oversubscribed, FNF expects to purchase only a prorated portion of the shares properly tendered by each tendering stockholder (other than “odd lot” holders whose shares will be purchased on a priority basis) at or below the final per share purchase price.

In accordance with the terms and conditions of the tender offer and based on a preliminary count by the depositary, FNF expects to accept for purchase approximately 12,333,333 shares of FNFV common stock at an anticipated price of $15.00 per common share, for a total aggregate cost of approximately $185 million, excluding fees and expenses related to the tender offer.

The number of shares to be purchased, the purchase price per share, and aggregate purchase price are preliminary and subject to change, are based on shares tendered through notice of guaranteed delivery being delivered within the applicable three business day period (which may not occur) and are subject to verification by the depositary. The final number of shares purchased, the final purchase price per share, and aggregate purchase price will be announced following expiration of the guaranteed delivery period and completion of the verification process. Payment for the shares accepted for purchase under the tender offer, and return of all other shares tendered and not purchased, will occur promptly thereafter.

Questions and requests for assistance may be directed to Georgeson Inc., the information agent for the tender offer, at 800-261-1047 or in writing to 480 Washington Blvd., 26th Floor, Jersey City, NJ 07310.

About FNF

Fidelity National Financial, Inc., is organized into two groups, FNF Core (NYSE:FNF) and FNFV. FNF Core is a leading provider of title insurance, technology and transaction services to the real estate and mortgage industries. FNF is the nation’s largest title insurance company through its title insurance underwriters – Fidelity National Title, Chicago Title, Commonwealth Land Title, Alamo Title and National Title of New York – that collectively issue more title insurance policies than any other title company in the United States. FNF also provides industry-leading mortgage technology solutions and transaction services, including MSP®, the leading residential mortgage servicing technology platform in the U.S., through its majority-owned subsidiaries, Black Knight Financial Services, LLC and ServiceLink Holdings, LLC. In addition, through FNFV we own majority and minority equity investment stakes in a number of entities, including American Blue Ribbon Holdings, LLC, J.Alexander’s, LLC, Ceridian HCM, Inc., Fleetcor Technologies, Inc. and Digital Insurance, Inc. More information about FNF can be found at www.fnf.com.

Forward-Looking Statements

This press release contains forward-looking statements that involve a number of risks and uncertainties. Statements that are not historical facts, including statements regarding our expectations, hopes, intentions or strategies regarding the future are forward-looking statements. Forward-looking statements are based on management’s beliefs, as well as assumptions made by, and information currently available to, management. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. The risks and uncertainties which forward-looking statements are subject to include, but are not limited to: shareholders’ willingness to tender common shares of FNFV; changes in general economic, business and political conditions, including changes in the financial markets; weakness or adverse changes in the level of real estate activity, which may be caused by, among other things, high or increasing interest rates, a limited supply of mortgage funding or a weak U.S. economy; our potential inability to find suitable acquisition candidates, acquisitions in lines of business that will not necessarily be limited to our traditional areas of focus, or difficulties in integrating acquisitions; our dependence on distributions from our title insurance underwriters as a main source of cash flow; significant competition that our operating subsidiaries face; compliance with extensive government regulation of our operating subsidiaries; and other risks detailed in the “Statement Regarding Forward-Looking Information,” “Risk Factors” and other sections of the Company’s Form 10-K and other filings with the Securities and Exchange Commission.

SOURCE: Fidelity National Financial, Inc.

CONTACT: Daniel Kennedy Murphy, Senior Vice President and Treasurer, 904-854-8120, dkmurphy@fnf.com